Exhibit 99.1

American Spectrum Realty Announces Receipt of Unsolicited Inquiry to Purchase the Company's Stock

     HOUSTON--(BUSINESS WIRE)--Sept. 3, 2004--American Spectrum Realty Inc. (AMEX:AQQ), a real estate investment and management company, headquartered in Houston, said today that it had received an unsolicited inquiry from an investment group, which has indicated an interest in acquiring all of the Company's outstanding stock at a premium over the current market price. American Spectrum's Board has determined not to pursue discussions with this group. The Company has not solicited or encouraged any such inquiries.
     American Spectrum Realty Inc. is a real estate investment and management company that owns 24 office, industrial, apartment and retail properties aggregating over 2.1 million square feet in California, Texas, Arizona, South Carolina and the Midwest. Publicly traded on the American Stock Exchange since November 2001, American Spectrum Realty's business plan focuses on expansion of office and industrial property investments in California, Texas and Arizona.

     Certain matters discussed in this release are forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those projected, including the risks and uncertainties of acquiring, owning, operating and disposing of real estate. Such risks and uncertainties are disclosed in the Company's past and current filings with the U.S. Securities and Exchange Commission.

     CONTACT: American Spectrum Realty Inc., Houston
              William J. Carden, 713-706-6200